Exhibit 99.1

NEWS RELEASE

Contact:	IPC Investor Contact:
Nicole Laudenslager	Stephanie Willerton
Austin Lawrence Group	IPC New York
203.391.3012	212.858.7960
n.laudenslager@austinlawrence.com	investors@ipc.com

IPC ANNOUNCES SPECIAL CASH DIVIDEND

New York, December 31, 2003 — IPC Acquisition Corp. (IPC), the specialist the global financial community depends on for world class trading floor solutions, today announced that the Board of Directors declared a special cash dividend totaling approximately $18 million, or $1.22 per share. The special cash dividend will be payable on December 31, 2003 to all stockholders of record of its outstanding common stock as of December 31, 2003.

About IPC
IPC Acquisition Corp. (Bloomberg: IPCACQ), through its wholly owned subsidiary IPC Information Systems, LLC, is the specialist the global financial community depends on for world class trading floor solutions. For 30 years, IPC’s trading systems have been a mainstay on the desktops of 100,000+ traders worldwide. IPC’s extensive list of trading technology innovations includes the newly released Enterprise configuration that makes geographically dispersed trading operations a reality using Voice over Internet Protocol (VoIP)-based solutions like the IQMX™ trading desktop and the ICMX™ Intercom Module.

IPC has offices throughout the Americas, Europe, and the Asia Pacific region. For more information, visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “ forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

©2003 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

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